Exhibit 12.1

Computation of Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of earnings to fixed charges for the period presented under International Financial Reporting Standards.

	Year Ended December 31,
(Euro, in thousands)	2013	2014	2015	2016	2017

Fixed charges
Interest expenses	—	—	—	—	—
Add estimate of interest within rental expenses
Total fixed charges	—	—	—	—	—
Earnings available for fixed charges
Loss before tax and discontinued operations	(6,131)	(10,314)	(15,312)	(21,374)	(27,479)
Add: Fixed charges	—	—	—	—	—
Total earnings available for fixed charges	(6,131)	(10,314)	(15,312)	(21,374)	(27,479)
Ratio of earnings to fixed charges	*	**	***	****	*****

As our continuing operations reported losses before income taxes for the periods presented, the ratio would indicate less than a one-to-one coverage.

Therefore the Euro amount of the deficiency is disclosed for these periods.

* Earnings for the year ended December 31, 2013 were inadequate to cover fixed charges by € 6,131 thousand

** Earnings for the year ended December 31, 2014 were inadequate to cover fixed charges by € 10,314 thousand

*** Earnings for the year ended December 31, 2015 were inadequate to cover fixed charges by € 15,312 thousand

**** Earnings for the year ended December 31, 2016 were inadequate to cover fixed charges by € 21,374 thousand

***** Earnings for the year ended December 31, 2017 were inadequate to cover fixed charges by € 27,479 thousand

For the purpose of the computation of the Ratio of Earnings to Fixed Charges, earnings include loss from continuing operations before income taxes, adjusted for fixed charges in the extent they affect current year earnings.

Fixed charges include interest expensed and estimates of interest within rental expenses.